Bankrate, Inc.
477 Madison Avenue, Suite 430
New York, New York 10022

September 14, 2014

Steven D. Barnhart
1 West Onwentsia Road
Lake Forest,  Illinois 60045

Dear Steven:

This letter confirms and memorializes our recent discussions regarding the terms of your appointment as interim Chief Financial Officer of Bankrate, Inc. (“Bankrate”), effective as of September 14, 2014 (the “Effective Date”).  Please indicate your agreement to the terms set forth herein by your signature below.

1. Title; Initial Period.   From the Effective Date through the six-month anniversary thereof (the “Initial Period”), you shall serve as interim Chief Financial Officer of Bankrate.   In that capacity, you shall report directly to the Chief Executive Officer of Bankrate.

2. Compensation and Benefits.
(a) Base Salary. During the Initial Period, you shall receive a base salary at a rate of $62,500 per month, payable in accordance with Bankrate’s regular payroll practices.
(b) Annual Bonus. During the Initial Period, you shall not be eligible for any bonus under Bankrate’s annual bonus plans.

(c) Restricted Stock Awards.   As soon as practicable following the Effective Date, Bankrate shall grant you two restricted stock awards pursuant to its 2011 Equity Compensation Plan (the “Plan”) (capitalized terms in this Section 2(c) that are not defined herein shall have the meanings ascribed to them in the Plan):

(i) Interim Period Grant.  The first grant (the “Interim Period Stock Grant”) will be made on the first trading day of the month following the Effective Date and will be for a number of restricted shares of Bankrate common stock equal to the quotient of (A) $500,000 divided by (B) the Fair Market Value as of the grant date (rounded to the nearest whole share).  Such restricted shares shall (1) subject to your continued employment, vest in twelve equal monthly installments on each of the first twelve monthly anniversaries of the Effective Date, (2) to the extent unvested, be forfeited upon your termination of employment with Bankrate for any reason other than (x) a termination due to your death or Disability (under which circumstances the tranche scheduled to vest on the first monthly vesting date immediately following such termination for death or Disability shall vest as of such termination, and the remaining unvested portion of the award shall be forfeited as of such termination), (y) a termination under the circumstances resulting in acceleration of vesting pursuant to Section 4, or (z) following a Covered Transaction, a termination by the Company other than for conduct constituting Cause for Termination (under which circumstances the award shall vest in full as of such termination),  and (3) otherwise be subject to the terms and conditions customary for Bankrate time-vesting restricted stock awards.

(ii) Long-Term Grant.  The second grant (the “Long-Term Stock Grant”) will be made on the first trading day of the month following the Effective Date and will be for a number of restricted shares of Bankrate common stock equal to the quotient of (A) $750,000 divided by (B) the Fair Market Value as of the grant date (rounded to the nearest whole share).  Such restricted shares shall  (1) subject to your continued employment, vest in five equal annual installments on each of the first five anniversaries of the date, if any, that you are appointed Chief Financial Officer of Bankrate (on a non-interim basis), such vesting to be accelerated in full in the event that there occurs a Covered Transaction while you are serving as Chief Financial Officer of Bankrate on a non-interim basis, (2) be forfeited as of the first anniversary of the Effective Date if you have not been appointed Chief Financial Officer of Bankrate (on a non-interim basis) prior thereto, (3) to the extent unvested, be forfeited upon your termination of employment with Bankrate for any reason other than a termination after you have been appointed Chief Financial Officer on a non-interim basis that is (x) due to your death or Disability (in which case the tranche scheduled to vest on the first vesting date immediately following such termination shall vest on a prorated basis, based on the portion of the year preceding such next vesting date that had elapsed prior to such termination, and the remaining unvested portion of the award shall be forfeited as of such termination) or (y) by you for Good Reason (as defined in Section 7(E) of Exhibit A hereto) or by the Company other than for conduct constituting Cause for Termination  (in which cases the tranche scheduled to vest on the first vesting date immediately following such termination shall vest in full, and the remaining unvested portion of the award shall be forfeited as of such termination),  and (4) otherwise be subject to the terms and conditions customary for Bankrate time-vesting restricted stock awards.

(d) Employee Benefits. During the Initial Period, you will participate in the employee benefit plans made available to Bankrate’s named executive officers generally.

3. End of Initial Period.  No later than 30 days prior to the end of the Initial Period, Bankrate shall notify you as to whether it wishes to offer you the position of Chief Financial Officer of Bankrate following the conclusion of the Initial Period.  Any such offer shall be at an annual base salary of $425,000 per annum, with a target annual bonus equal to 75% of base salary.  If Bankrate extends such an offer, you shall respond to Bankrate within two weeks of receipt of such offer as to whether you wish to accept the position.

(a) If Bankrate offers you the position of Chief Financial Officer and you accept such position, you and Bankrate shall enter into an employment agreement in the form attached hereto as Exhibit A, which shall take effect immediately following the conclusion of the Initial Period.

(b) If Bankrate notifies you that it does not wish for you to continue as Chief Financial Officer (on a non-interim basis), or if Bankrate offers you the position of Chief Financial Officer but you decline such offer, you shall continue employment with Bankrate for a six-month period commencing immediately following termination of the Initial Period (the “Transition Period”).  During the Transition Period, you shall continue to receive a base salary at a rate of $62,500 per month, payable in accordance with Bankrate’s regular payroll practices.  During the Transition Period, you shall, at Bankrate’s election, continue to serve as interim Chief Financial Officer or shall serve in such transitional role as is designated by Bankrate.

4. Severance.   If, during the Initial Period or Transition Period, Bankrate (a) terminates your employment other than for conduct constituting Cause (as defined in Section 7(C) of Exhibit A hereto, but treating references therein to “this agreement” as referring to this letter) and other than following your rejection of an offer by Bankrate pursuant to Section 3 of its Chief Financial Officer position, or  (b) notifies you pursuant to Section 3 that it does not wish for you to serve as Chief Financial Officer (on a non-interim basis) and your employment terminates upon the expiration of the Transition Period, Bankrate shall, subject to your execution within 50 days of the date of such termination (and non-revocation) of a release of claims in a form satisfactory to Bankrate, (i) pay you $375,000 of severance, payable no later than 60 days following the date of such termination, and (ii) cause any portion of the Interim Period Stock Grant that is unvested as of such termination to vest in full as of such termination.  For clarity, no benefits shall be due under this Section 4 if you have been extended an offer of the Chief Financial Officer position pursuant to Section 3 and declined such offer.

5. Relocation.   From the Effective Date through the earlier of your termination of employment with Bankrate or the second anniversary of the Effective Date, Bankrate will reimburse you for reasonable hotel or temporary housing expenses in the New York City metropolitan area and for reasonable travel expenses between Chicago and the New York City metropolitan areas.  In addition, if you and your family relocate from the Chicago metropolitan area to the New York City metropolitan area prior to the earlier of your termination of employment with Bankrate or the third anniversary of the Effective Date, Bankrate shall reimburse you for reasonable relocation expenses (as determined by the Company in consultation with you) for such relocation, and the temporary housing and travel benefits set forth in the immediately preceding sentence shall cease as of such relocation.  To the extent any reimbursements under this Section 5 are taxable to you, Bankrate shall pay to you an additional amount such that the net after-tax proceeds to you of such reimbursements and such additional amount are equal to such reimbursements.

6. Restrictive Covenants.

(a) Work Product.  All Work Product (defined below) shall be work made for hire by you and owned by Bankrate.   If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by you for Bankrate, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in Bankrate,  you hereby assign to Bankrate, and upon the future creation thereof automatically assign to Bankrate, without further consideration, the ownership of all Work Product.  Bankrate shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product.  You agree to perform, during or after termination of your employment by Bankrate, such further acts as may be necessary or desirable to transfer, perfect, and defend Bankrate’s ownership of the Work Product as requested by Bankrate.   For purposes of this letter, “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by you, while employed by Bankrate and its affiliates, within the scope of your employment or that otherwise relates in any manner to the business or projected business of Bankrate and its affiliates.

(b) Trade Secrets and Confidential Information.  During the course of your employment with Bankrate,  Bankrate and its affiliates may disclose to you Trade Secrets and Confidential Information (each as defined below).  The Trade Secrets and the Confidential Information of Bankrate and its affiliates are the sole and exclusive property of Bankrate and its affiliates (or a third party providing such information to Bankrate or its applicable affiliate).  The disclosure of the Trade Secrets and the Confidential Information of Bankrate and its affiliates to you does not give you any license, interest, or rights of any kind in the Trade Secrets or Confidential Information.  You may use the Trade Secrets and Confidential Information solely for the benefit of Bankrate and its affiliates while you are an employee of Bankrate.  You shall hold in confidence the Trade Secrets and Confidential Information of Bankrate.  Except in the performance of services for Bankrate and its affiliates, you shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of Bankrate and its affiliates or any portion thereof.  The obligations under this letter with regard to the Trade Secrets of Bankrate and its affiliates remain in effect as long as the information constitutes a trade secret under applicable law.  The obligations with regard to the Confidential Information of Bankrate shall remain in effect while you are employed by Bankrate and its affiliates and thereafter.  You agree to return to Bankrate, upon your resignation, termination, or upon request by Bankrate, the Trade Secrets and Confidential Information of Bankrate and all materials relating thereto.  As used herein, “Trade Secrets” means information of Bankrate and its affiliates, and their respective licensors, suppliers, clients, and customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  As used herein, “Confidential Information” means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the business of Bankrate and its affiliates if disclosed.  Confidential Information includes, but is not limited to, information concerning Bankrate’s (and its affiliates’) financial structure, pricing, revenue sharing, partner agreements, customer agreements, marketing plans, methods of operation, and internal operating procedures.  Notwithstanding the foregoing, the provisions of this Section 6(b) do not apply to (A) information that is general knowledge in Bankrate’s industry, (B) information that has been disclosed to you by third parties who are unrelated to Bankrate and who are not bound by agreements of confidentiality with respect thereto, and (C) information you may be required to disclose by law but only to the extent required by law.

(c) Nonsolicitation. You agree that for so long as you are employed by Bankrate or any of its affiliates and for a period thereafter equal to one month for every full month of service -4-

with Bankrate, up to a  maximum of 12 months, from the date you cease to be employed by Bankrate and its affiliates for any reason, neither you nor any company or other entity controlled by you (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any person who accepts employment with Bankrate and its affiliates to leave the employ of Bankrate or any of its affiliates for any reason whatsoever, or (ii) hire or employ any person who accepts employment with Bankrate and its affiliates.

(d) Nondisparagement.  You agree not to disparage Bankrate or its affiliates in any way, other than as part of the judicial, arbitration, or other dispute resolution process in connection with any litigation, mediation, arbitration, or other judicial proceeding arising under any claim brought in connection with this letter, or other than when compelled to testify under oath by subpoena, regulation or court order.  Bankrate agrees to instruct the members of its Board of Directors and its officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, not to disparage you in any way, other than as part of the judicial, arbitration or other dispute resolution process in connection with any litigation, mediation, arbitration or other judicial proceeding arising under any claim brought in connection with this letter, or other than when compelled to testify under oath by subpoena, regulation or court order.

(e) Remedies.  You acknowledge that breach of the provisions of this Section 6 would result in irreparable injury and permanent damage to Bankrate and its affiliates, which prohibitions or restrictions you acknowledge are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of Bankrate and its affiliates.  You recognize and agree that the ascertainment of damages in the event of a breach of this Section 6 would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages that would be suffered by Bankrate and its affiliates from breach by you.  You therefore agree: (i) that, in the event of a breach of this Section 6,  Bankrate, in addition to and without limiting any of the remedies or rights that it may have at law or in equity or pursuant to this letter, shall have the right to injunctive relief or other similar remedy to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that Bankrate has an adequate remedy at law with respect to any such breach, (B) require that Bankrate submit proof of the economic value of any Trade Secret, or (C) require that Bankrate post a bond or any other security.  Nothing contained herein shall preclude Bankrate from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

7. Governing Law. This letter shall be governed in all aspects by the laws of the State of Florida, without regard to its rules governing conflicts of law.

8. Miscellaneous.  All payments hereunder shall be subject to applicable tax withholding.      This letter may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors or legal representatives.  This letter represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communications, agreements, and understandings, whether oral or written, relating to the subject matter hereof.  This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.    Bankrate shall

pay up to $10,000 of your reasonable legal fees incurred in connection with reviewing and negotiating this letter, provided that you shall provide documentation regarding such fees and costs in the manner generally required by Bankrate under its policies and procedures.

[Signature Page Follows]

We look forward to your joining the Bankrate team.

Sincerely,

BANKRATE, INC.

By: /s/ Kenneth S. Esterow
      Name:  Kenneth S. Esterow
      Title:   President & Chief Executive Officer

Agreed and Acknowledged:

/s/ Steven D. Barnhart
Steven D. Barnhart

Exhibit A
Form of Employment Agreement

(attached)

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the [●] day of [●], [●] (the “Effective Date”) by and between Steven D. Barnhart (“Executive”) and Bankrate, Inc., a Delaware corporation (the “Company”).

RECITALS:

A.  The Company desires to employ Executive to perform certain services for the Company, and Executive desires to accept said engagement from the Company.

B.  The Company and Executive have agreed upon the terms and conditions of Executive’s employment by the Company and the parties desire to express the terms and conditions in this Agreement.

C.  The Company and Executive intend for this Agreement to supersede all agreements between Executive and the Company as it relates to Executive’s employment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. Employment of Executive; Term.  The Company hereby employs Executive as the Chief Financial Officer of the Company, and Executive hereby accepts such employment by the Company, under the terms of this Agreement.  The term of employment hereunder (the “Term”) shall commence as of the Effective Date and shall terminate pursuant to Section 7 of this Agreement.

2. Duties and Location.

A. Executive’s duties will consist of duties normally associated with the position identified in Section 1.  Executive shall report to the Chief Executive Officer of the Company.  Executive shall devote his full business time to the Company’s business and shall not render to others any service of any kind for compensation or engage in any activity which conflicts or interferes with the performance of his obligations under this Agreement as determined in the discretion of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) without the express written consent of the Committee; provided,  however, that Executive may engage in non-profit or charitable activities and may serve on one for-profit board of directors, so long as such activities do not involve substantial time, do not materially interfere with his employment under this Agreement, and are not in competition with the Company and its affiliates as determined in the discretion of the Committee.

B. Executive agrees that he shall at all times faithfully and to the best of his ability and experience perform all of the duties that may be required of him pursuant to the terms of this Agreement.
C. Executive will perform his services from the Company’s office in New York, NY, provided that from the date hereof through the earlier of Executive’s termination of -8-

employment with the Company or September 14, 2016, Executive may reside, and work for one business day a week, in Chicago, Illinois, and the Company will reimburse Executive for reasonable hotel or temporary housing expenses in the New York City metropolitan area and for reasonable travel expenses between Chicago and the New York City metropolitan areas.  If Executive and his family relocate from the Chicago metropolitan area to the New York City metropolitan area prior to the earlier of Executive’s termination of employment with the Company or September 14, 2017, the Company shall reimburse Executive for reasonable relocation expenses (as determined by the Company in consultation with Executive) for such relocation, and the temporary housing and travel benefits set forth in the immediately preceding sentence shall cease as of such relocation.  To the extent any reimbursements under this Section 2(C) are taxable to Executive, the Company shall pay Executive an additional amount such that the net after-tax proceeds to Executive of such reimbursements and such additional amount are equal to such reimbursements.

3. Base Salary.  Executive shall receive a base salary during the Term of $425,000.00 per annum (the “Base Salary”), which amount may be increased annually at the discretion of the Committee.  The Base Salary shall be paid to Executive by the Company in accordance with the Company’s regular payroll practice as in effect from time to time.

4. Annual Bonus.  Executive will be eligible to participate in an annual bonus program generally available to executive officers of the Company as approved at the discretion of the Committee, with a target bonus equal to 75% of Base Salary.  For the year in which the Effective Date occurs, Executive’s bonus will be prorated to reflect the portion of the year following his commencement of service hereunder. For the 2015 bonus year, Executive shall, subject (except as set forth in the next sentence) to his continued employment through the payment date of bonuses for such year, be guaranteed an annual bonus for such year that is no less than the sum of (i) the product of (x) $318,750 multiplied by (y) a fraction, the numerator of which is 365 minus the number of days Executive served as Interim Chief Financial Officer of the Company prior to commencing services on a non-interim basis hereunder, and the denominator of which is 365 plus (ii) the product of (x) the bonus Executive would have earned for 2015 under the Company’s bonus program determined without regard to this sentence (and without regard to the proration provided for by the preceding sentence) multiplied by (y) a fraction, the numerator of which is 109, and the denominator of which is 365.  If Executive’s employment is terminated prior to the payment date of 2015 bonuses by the Company pursuant to subsection D of Section 7 of this Agreement or by Executive pursuant to subsection E of Section 7 of this Agreement, he shall, so long as he satisfies the requirements of Section 8(C), still receive the bonus guaranteed by the preceding sentence, provided that in such case the numerator in clause (ii)(y) thereof shall equal the number of days, if any, served by Executive as Chief Financial Officer from September 14, 2015 through December 31, 2015.

5. Executive Benefits.

A. Executive shall be entitled to participate in the employee benefit plans as shall be in effect for similarly situated employees of the Company generally from time to time, subject to the terms and conditions of each such plan.  Executive shall be entitled to paid vacation each year in accordance with Company policy.  All vacation times shall be subject to the approval of the Chief Executive Officer of the Company.

B. Executive shall be eligible to participate in the Company’s stock option, stock purchase, or other stock incentive plans which are generally available to executive officers of the Company and shall be eligible for the grant of stock options, restricted stock or other awards there under in accordance with the terms and provisions of such plans.  For 2015, Executive shall be granted equity incentive awards having an aggregate grant date value (as determined by the Company in accordance with its general methodology for valuing equity compensation awards) equal to $2.25 million, which awards shall (1) be granted at the time that annual grants for executives of the Company generally are made, (2) consist of the same types and allocations of awards as applicable to executives of the Company generally, and (3) be subject to the terms and conditions applicable to awards made to executives of the Company generally.

6. Expenses.

A. Executive shall be reimbursed by the Company monthly for the ordinary and necessary reasonable business expenses incurred by him in the performance of his duties for the Company, including travel and lodging expenses, meals, client entertainment, and cell phone expense, all in accordance with Company policy; provided that Executive shall first document said business expenses in the manner generally required by the Company under its policies and procedures, and in any event, in the manner required to meet applicable regulations of the Internal Revenue Service relating to the deductibility of such expenses.

B. With respect to any amount of expenses eligible for reimbursement that is required to be included in Executive’s gross income for federal income tax purposes, such expenses shall be reimbursed to Executive no later than December 31 of the year following the year in which Executive incurs the related expenses.  In no event shall the amount of expenses (or in-kind benefits) eligible for reimbursement in one taxable year affect the amount of expenses (or in-kind benefits) eligible for reimbursement in any other taxable year (except for those medical reimbursements referred to in Section 105(b) of the Internal Revenue Code of 1986, as amended), nor shall Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

7. Termination.

Executive’s employment may be terminated upon the occurrence of any of the following events (the Term shall automatically conclude upon a termination of employment for any reason):

A. Death of Executive;

B. Mental or physical disability of Executive which prevents him from performing substantially all of his duties hereunder for a period of ninety (90) consecutive days or one hundred twenty (120) days during any one year (“Disability”).

C. By the Company For Cause, as defined below:
1. Executive’s material breach of this Agreement which is not cured within ten (10) days of receipt of written notice to Executive specifying the nature of such breach in reasonable detail;

2. Executive’s dishonesty, fraud, malfeasance, gross negligence or misconduct which, in the reasonable judgment of the Board, is, or is likely to, cause material injury to the Company or the business reputation of the Company;

3. Executive’s willful failure to (a) follow the lawful direction (consistent with Executive’s duties) of the Board or (b) comply in all material respects with the lawful policies, procedures, and rules of the Company, as the same have been communicated to Executive in writing which, in the case of either (a) or (b), is not cured within ten (10) days of receipt of written notice to Executive specifying the nature of such failure in reasonable detail; or

4. Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude.

D. By either party, upon two (2) weeks’ written notice in their sole discretion other than pursuant to sub-section A, B or C above or E below; however, the Company may elect upon such notice to require Executive to immediately cease coming to work and return any and all Company property.

E. By Executive for Good Reason (as defined in this paragraph).  For purposes of this Agreement “Good Reason” shall mean (1) the failure by the Company to pay to Executive the compensation or perform any other obligation due to him under this Agreement or any agreements evidencing the grant of restricted stock contemplated by the letter agreement (the “Letter Agreement”) by and between the Company and Executive, dated as of September 14, 2014; (2) a material reduction by the Company in Executive’s base salary or target annual bonus; (3) a material reduction in Executive’s long-term incentive opportunity to a level that is materially less favorable to Executive than that applicable to the Company’s named executive officers (other than its Chief Executive Officer) as a group generally (it being understood that the fact that the opportunity of a particular such officer is greater than Executive’s opportunity shall not by itself constitute Good Reason); (4) the failure by the Company to allow Executive to participate in the Company’s employee benefit plans generally available from time to time to executives of the Company; (5) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume this Agreement; (6) relocation of Executive to an office greater than thirty (30) miles from New York, NY without Executive’s consent; or (7) reduction of Executive’s title, or material reduction of Executive’s duties or responsibilities with the Company; provided,  however,  that Good Reason shall not exist hereunder unless Executive provides written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (7) within thirty (30) days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure.  In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive must terminate his employment, if at all, within thirty (30) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

8. Post Termination Payment Obligations.

A. If Executive’s employment is terminated for any of the reasons stated in sub-sections A, B or C of Section 7 of this Agreement or is terminated by Executive pursuant to sub-section D of Section 7 of this Agreement, then Executive shall be entitled to receive his Base Salary at the then current rate and any accrued bonus through the effective date of the termination, payable within fifteen (15) days of the effective termination date, and thereafter the Company shall have no further payment obligations under this Agreement, but Executive shall continue to be bound by Sections 11,  12, and 13 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that specifically survive termination of the Term.

B. If Executive’s employment is terminated by the Company pursuant to subsection D of Section 7 of this Agreement or is terminated by Executive pursuant to subsection E of Section 7 of this Agreement, then Company shall pay Executive (i) his Base Salary at the then current rate and any accrued bonus through the effective date of the termination, payable within fifteen (15) days of the termination date and (ii) a separation payment in the amount of his Base Salary at the then current rate for twelve (12) months (the “Separation Payment”).  Subject to Executive’s compliance with Section 8(C) hereof, the Separation Payment shall be paid in three installments as follows:

1. One-Third of the Separation Payment shall be payable on the four (4) month anniversary of the effective date of the termination;
2. One-Third of the Separation Payment shall be payable on the six (6) month anniversary of the effective date of the termination; and
3. One-Third of the Separation Payment shall be payable on the twelve (12) month anniversary of the effective date of the termination.

Thereafter, the Company shall have no further payment obligations under this Agreement, but Executive shall continue to be bound by Sections 11,  12, and 13 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that specifically survive termination of this Agreement.

The post-termination obligations under this sub-section B shall be binding upon the Company regardless of Executive’s subsequent employment with any other person, firm, partnership, association, business organization, corporation, or other entity which is not affiliated with the Company.

C. As a condition to the Company’s obligation to pay the Separation Payment, Executive shall:

1. Within 60 days following Executive’s termination of employment, execute (and not revoke) a Separation and Release Agreement in a form prepared by and acceptable to the Company whereby Executive releases the Company and its affiliates and their respective officers, directors, and employees from any and all liability and settles all claims of any kind.  Benefits shall be deemed forfeited if the release is not executed and delivered to the Company within the time specified herein; and

2. Comply with the restrictive covenants (Sections 11 and 12 of this Agreement) and all other post-termination obligations contained in this Agreement.

The parties agree that regardless of whether Executive complies with the provisions of Section 8(C)(1) and whether the Company pays Executive the Separation Payment, Executive shall continue to be bound by Sections 11,  12, and 13 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that survive termination of the Term and Executive’s employment.

9. Work Product.  All Work Product (defined below) shall be work made for hire by Executive and owned by the Company.  If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Executive for the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product.  The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product.  Executive agrees to perform, during or after termination of Executive’s employment by the Company, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product as requested by the Company.  “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights, and other property rights, created or developed in whole or in part by Executive, while employed by the Company and its affiliates, within the scope of Executive’s employment or which otherwise relates in any manner to the business or projected business of the Company and its affiliates.

10. Set-Off.  If at the time of termination of Executive’s employment for any reason, Executive has any outstanding obligations to the Company, Executive acknowledges that the Company is authorized to deduct from Executive’s final paycheck and any Separation Payment any then documented amounts owed to the Company.

11. Trade Secrets and Confidential Information.
A. During the course of Executive’s employment with the Company, the Company and its affiliates may disclose to Executive Trade Secrets and Confidential Information -13-

(each as defined below).  The Trade Secrets and the Confidential Information of the Company and its affiliates are the sole and exclusive property of the Company and its affiliates (or a third party providing such information to the Company or its applicable affiliate).  The disclosure of the Trade Secrets and the Confidential Information of the Company and its affiliates to Executive does not give Executive any license, interest, or rights of any kind in the Trade Secrets or Confidential Information.

B. Executive may use the Trade Secrets and Confidential Information solely for the benefit of the Company and its affiliates while Executive is an employee of the Company.  Executive shall hold in confidence the Trade Secrets and Confidential Information of the Company.  Except in the performance of services for the Company and its affiliates, Executive shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of the Company and its affiliates or any portion thereof.

C. The obligations under this Agreement with regard to the Trade Secrets of the Company and its affiliates shall remain in effect as long as the information constitutes a trade secret under applicable law.  The obligations with regard to the Confidential Information of the Company shall remain in effect while Executive is employed by the Company and its affiliates and thereafter.

D. Executive agrees to return to the Company, upon Executive’s resignation, termination, or upon request by the Company, the Trade Secrets and Confidential Information of the Company and all materials relating thereto.

E. As used herein, “Trade Secrets” means information of the Company and its affiliates, and their respective licensors, suppliers, clients, and customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

F. As used herein, “Confidential Information” means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the business of the Company and its affiliates if disclosed.  Confidential Information includes, but is not limited to, information concerning the Company’s (and its affiliates’) financial structure, pricing, revenue sharing, partner agreements, customer agreements, marketing plans, methods of operation, and internal operating procedures.

Notwithstanding the foregoing, the provisions of this Section 11 do not apply to (i) information which is general knowledge in the Company’s industry, (ii) information that has been disclosed to Executive by third parties who are unrelated to the Company and who are not bound by agreements of confidentiality with respect thereto, and (iii) as Executive may be required to disclose by law but only to the extent required by law.

12. Restrictive Covenants.

A. Non-Competition.  Executive agrees that for so long as Executive is employed by the Company or any of its affiliates and for a period of one (1) year thereafter, Executive will not, individually or on behalf of any person, firm, partnership, association, business organization, corporation, or other entity engaged in the Business of the Company or its affiliates, engage in or perform, anywhere within the United States, Canada, and any other such region in which the Company or its affiliates operates, which shall constitute the territory, any activities which are competitive with the Business of the Company or its affiliates.  Nothing herein shall be construed to prohibit Executive from acquiring shares of capital stock of any public corporation, provided that such investment does not exceed 5% of the stock of such public corporation.

B. Non-Solicitation; Non-Disparagement.  Executive agrees that for so long as Executive is employed by the Company or any of its affiliates and for a period thereafter equal to twelve (12) months from the date Executive ceases to be employed by the Company and its affiliates for any reason, neither Executive nor any company or other entity controlled by Executive (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any person who accepts employment with the Company and its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever, (ii) hire or employ any person who accepts employment with the Company and its affiliates, (iii) solicit or induce, or attempt to solicit or induce, any customer of the Company and its affiliates not to purchase any goods or products with respect to the Company and its affiliates, or (iv) otherwise impede or interfere in any way with any customer relationship of the Company or any of its affiliates with respect to the Company and its affiliates.  Executive agrees not to disparage the Company or its affiliates in any way, other than as part of the judicial, arbitration, or other dispute resolution process in connection with any litigation, mediation, arbitration, or other judicial proceeding arising under any claim brought in connection with this Agreement, or other than when compelled to testify under oath by subpoena, regulation or court order.

C. The Company agrees to instruct the members of the Board and officers of the Company who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, not to disparage the Executive in any way, other than as part of the judicial, arbitration or other dispute resolution process in connection with any litigation, mediation, arbitration or other judicial proceeding arising under any claim brought in connection with this Agreement, or other than when compelled to testify under oath by subpoena, regulation or court order

D. For purposes of this Section 12, the term “Business” shall mean the business of the delivery of editorial content and product research related to consumer financial services delivered in print or over the Internet.

13. Injunctive Relief.
A. Executive acknowledges that breach of the provisions of Sections 11 and/or 12 of this Agreement would result in irreparable injury and permanent damage to the -15-

Company and its affiliates, which prohibitions or restrictions Executive acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company and its affiliates.  Executive recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 11 and/or 12 of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by the Company and its affiliates from breach by Executive.

B. Executive therefore agrees:  (i) that, in the event of a breach of Sections 11 and/or 12 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any Trade Secret, or (C) require that the Company post a bond or any other security.  Nothing contained herein shall preclude the Company from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

14. Survival. The provisions of Sections 8 through 31 shall survive termination of the Term and of Executive’s employment.

15. Invalidity of Any Provision.  It is the intention of the parties hereto that Sections 11 through 13 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement, which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions.  The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

16. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

17. Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

18. License.  To the extent that any pre-existing materials are contained in the materials Executive delivers to the Company or the Company’s customers, and such preexisting materials are not Work Product, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to:  (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such pre-existing materials and derivative works thereof and (ii) authorize others to do any of the foregoing. Executive shall notify Company in writing of any and all pre-existing materials delivered to the Company by Executive.

19. Release.  Executive acknowledges that Executive may provide the image, likeness, voice, or other characteristics of Executive in the services, materials, computer programs, and other deliverables that Executive provides as a part of this Agreement.  Executive hereby consents to the use of such characteristics of Executive by the Company in the products or services of the Company and its affiliates and releases the Company and its affiliates and their respective agents, contractors, licensees, and assigns from any claims which Executive has or may have for invasion of privacy, right of publicity, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

20. Severability.  If any provision or part of a provision of this Agreement shall be determined to be void and unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable.

21. Costs of Enforcement.  In the event either party breaches this Agreement, the breaching party shall be liable to the non-breaching party for all costs of enforcement, including reasonable attorneys’ fees and court costs, in addition to all other damages and redress available in equity or at law.

22. No Prior Agreements.  Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client, or any other person or entity.

23. Modification. This Agreement may be modified only by agreement in writing signed by both the Company and Executive.
24. Governing Law. This Agreement shall be governed in all aspects by the laws of the State of Florida without regard to its rules governing conflicts of law.
25. Section Headings. The section headings are included for convenience and are not intended to limit or affect the interpretation of this Agreement.
26. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To Company:

Bankrate, Inc.
477 Madison Avenue, Suite 430
New York, NY  10022
Attention:  General Counsel
Telecopy:  917-368-8611

To Executive:

Steven D. Barnhart

At the address on file with the Company

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section 26.

27. “Key Employee” Insurance.  The Company shall have the option, but not the obligation, to obtain on the life of Executive, pay all premium amounts related to, and maintain, “key employee” insurance naming the Company as beneficiary.  Selection of such insurance policy shall be in the sole and absolute discretion of the Board.  Executive shall cooperate fully with the Company, the Board, and the insurer in applying for, obtaining, and maintaining such life insurance, by executing and delivering such further and other documents as the Company, the Board, and/or the insurer may request from time to time, and doing all matters and things which may be convenient or necessary to obtain such insurance, including, without limitation, submitting to any physical examinations and providing any medical information required by the insurer.

28. Indemnification.

The Company agrees, to the extent permitted by applicable law and the Company’s Certificate of Incorporation, to defend, indemnify, and hold harmless Executive against any and all loss, damage, liability, and expense, including, without limitation, reasonable attorneys’ fees, disbursements court costs, and any amounts paid in settlement and the costs and expenses of enforcing this section of the Agreement, which may be suffered or incurred by Executive in connection with the provision of his services hereunder, including, without limitation, any claims, litigations, disputes, actions, investigations, or other matters, provided that such loss, damage, liability, and expense (i) arises out of or in connection with the performance by Executive of his obligations under this Agreement and (ii) is not the result of any material breach by Executive of his obligations hereunder, and provided,  further, that Company shall be under no obligation to defend, indemnify, or hold harmless Executive if Executive has acted with gross negligence or willful misconduct.

A. In addition to the foregoing, Company agrees to provide Executive with coverage under a Directors & Officers insurance policy to the same extent as the Company currently provides its executive officers.

29. Jurisdiction and Venue.  Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court for the Southern District of Florida located in Palm Beach County.  Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court.  Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

30. Specified Employee.  Notwithstanding anything herein to the contrary, if an obligation under this Agreement arises on account of Executive’s separation from service while Executive is a specified employee, within the meaning of Section 409A of the Code that is a payment of “deferred compensation” (as defined under Treasury Regulation § 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation §§ 1.409A-1(b)(3) through (b)(12)) and is scheduled to be paid within six (6) months after such separation from service, the applicable amount be accumulated and deferred without interest, and shall be paid on the first day of the seventh month following the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following his death.

31. Entire Agreement.

A. This Agreement represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communications, agreements, and understandings, whether oral or written, relating to the subject matter hereof, including without limitation, the Letter Agreement, provided that the Company’s ability to enforce the restrictive covenants set forth in the Letter Agreement with respect to events occurring during the Interim Period (as defined in the Letter Agreement) shall remain in effect.

B. The language contained herein shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied.

[Remainder of Page Intentionally Left Blank]

JURY WAIVER.  IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION.  EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.  EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXECUTIVE:COMPANY:

BANKRATE, INC.

_________________________By:_________________________
Steven D. BarnhartName:  Kenneth S. Esterow
Title:    President and CEO